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 REPORT OF INDEPENDENT ACCOUNTANTS ON MANAGEMENT'S ASSERTION ON COMPLIANCE
   WITH THE MINIMUM SERVICING STANDARDS SET FORTH IN THE UNIFORM SINGLE
		   ATTESTATION PROGRAM FOR MORTGAGE BANKERS



Audit Committee
PNC Bank Corp.


We have examined management's assertion that PNC Mortgage Corp. of America (PNCMCA), a wholly owned subsidiary of PNC Bank Corp., complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP) during the year ended December 31, 1995, included in the accompanying report titled REPORT OF MANAGEMENT. Management is responsible for PNCMCA's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about PNCMCA's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about PNCMCA's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on PNCMCA's compliance with specified requirements.

In our opinion, management's assertion that except for the noncompliance with the minimum servicing standard for custodial bank accounts, PNCMCA complied with the aforementioned requirements during the year ended December 31, 1995 is fairly stated, in all material respects.

As discussed in management's assertion, the following material noncompliance occurred at PNCMCA during the year ended December
31, 1995.

During 1995, a conversion of the servicing system and consolidation of the investor accounting function was performed. This resulted in certain investor accounts not being reconciled within the time frame as outlined in the USAP during the period of conversion/consolidation. The situation was address and all investor accounts were reconciled in accordance with the USAP at December 31, 1995. However, at year-end there were some reconciling items in certain clearing accounts that had not cleared within the 90 day time frame. Management continues to monitor and clear these items.



					 /S/ Ernst & Young LLP



February 8, 1996



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